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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
Xavier Hermosillo, Corporate Communications and Investor Relations:
Midwest/East - Call (312) 645-0445  -  West Coast - Call  (310) 832-2999
Metal Management, Inc. Announces Resignation of Chairman and Chief Executive Officer

Chicago, IL - - July 16, 19989- Metal Management, Inc. (NASDAQ symbol-MTLM) ("Metal Management" or "the Company") today announced that T. Benjamin Jennings has resigned, effective immediately, as the Company's Chairman and Chief Executive Officer, and as a director, in order to pursue other personal and business interests. Mr. Jennings and the Company have agreed that Mr. Jennings will continue his relationship with MTLM in a consulting capacity to assist in future transactions.

The Company announced that it would immediately commence a nationwide search for a new Chief Executive Officer. Albert A. Cozzi, Metal Management's President and Chief Operating Officer, will assume the additional title of Chairman of the
Board.   Pending the outcome of the nationwide search, the duties of the chief executive officer will be carried out by a four-member committee consisting of Mr. Cozzi, William T. Proler, the President of the Company's Gulf Coast operations, and Executive Vice Presidents George A. Isaac, III and David A. Carpenter. The composition of the Company's Board of Directors will otherwise remain unchanged.

Metal Management is one of the largest and fastest-growing full service metals recyclers in the United States, with approximately 50 recycling facilities in 15 states and estimated annualized gross revenues of approximately $800-million. The Company also owns a 28.5 percent interest in Southern Recycling, the largest scrap metal recycler in the Gulf Coast region.

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